EXHIBIT C
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                               STOCK PLEDGE LETTER
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                                January 14, 1998




Sirrom Capital Corporation
500 Church Street
Suite 200
Nashville, Tennessee  37219


Gentlemen:

     Reference is made to that certain Pledge and Security Agreement (the "Pledge Agreement"), dated October 22, 1996, between Richard E. Tanner (the "Shareholder") and you pursuant to which Shareholder has pledged to you 245,430 shares (the "Shares") of the undersigned as security for obligations of Hartan, Inc. to you under that certain Loan Agreement, October 22, 1996, between TRC Acquisition Corporation and you (the "Loan Agreement"). Defined terms used herein which are not otherwise defined shall have the meaning set forth in the Pledge Agreement.

     The undersigned hereby acknowledges and confirms that the necessary changes and registrations on the books of the undersigned have been made to reflect the pledge of the Shares under the Pledge Agreement. In particular, the undersigned acknowledges and confirms that you have been designated as the only registered pledgee of the Shares.

     This letter shall continue in full force and effect until all Obligations have been paid and/or satisfied.

                                      HARVEST RESTAURANT GROUP, INC.


                                      By: Clyde E. Culp, III
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                                      Title: Chairman & Chief Executive Officer
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